AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 2003


                                           REGISTRATION STATEMENT NO. 333-104815

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 2 TO
                                   FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          CORPORATE ROAD SHOW.COM INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


            NEW YORK                                        7812
 -------------------------------                -----------------------------
 (STATE OR OTHER JURISDICTION OF                (PRIMARY STANDARD INDUSTRIAL
  INCORPORATION OR ORGANIZATION)                  CLASSIFICATION CODE NUMBER)


                                   11-3516358
                    ---------------------------------------
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                80 ORVILLE DRIVE
                                    SUITE 100
                             BOHEMIA, NEW YORK 11716
                               TEL: (631) 244-1555
                               FAX: (631) 244-1554


                         (AGENT FOR SERVICE OF PROCESS)

                                MR. FRANK FERRARO
                                80 ORVILLE DRIVE
                                    SUITE 100
                             BOHEMIA, NEW YORK 11716
                               TEL: (631) 244-1555


(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                                80 ORVILLE DRIVE
                                    SUITE 100
                             BOHEMIA, NEW YORK 11716
                               TEL: (631) 244-1555
                               FAX: (631) 244-1554
                         -------------------------------

                                   COPIES TO:
                           WILLIAM S. ROSENSTADT, ESQ.
                             SPITZER & FELDMAN P.C.
                                405 PARK AVENUE,
                          NEW YORK, NEW YORK 10022-4405
                               TEL: (212) 888 6680
                               FAX: (212) 838 7472

                         -------------------------------

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

===================================== =================== ============================ ========================= ===================
                                                           Proposed Maximum Offering    Proposed Maximum               Amount of
Title of Each Class of Securities to     Amount to be      Price Per Security           Aggregate Offering         Registration Fee
be Registered                            Registered                                     Price(1)
                                                                                                                         $184
Common Stock, $0.0001 par
value, to be registered by Issuer             2,000,000               $1.00                      $2,000,000
Common Stock, $0.0001 par value, to be
registered by Selling Shareholder               500,000               $1.00                       $ 500,000               $46
===================================== =================== ============================ ========================= ===================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the
     "Securities Act").


     WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE HAVE FILED A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



                                      (ii)

The information in this Prospectus is not complete and is subject to change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities in any state where the offer of sale is not prohibited.


                   SUBJECT TO COMPLETION, DATED JUNE 24, 2003
                             PRELIMINARY PROSPECTUS


                                2,500,000 Shares
                          CORPORATE ROAD SHOW.COM INC.

                                  Common Stock

           Corporate Road show.com Inc. is offering 2,000,000 shares of common stock, $.0001 par value, which as of this date have not been issued. Subject to certain restrictions one of our shareholders, the selling shareholder, is offering to sell 500,000 shares of our common stock held by him. We will not receive any proceeds from the sale of the shares of common stock being offered by the selling shareholder

           The shares of our common stock which will be offered and sold by us on a self-underwritten basis will be sold by using our officers, directors, or, at our discretion, by participating broker-dealers licensed by the National Association of Securities Dealers, Inc. at a price per share of $1. At this time we have not identified any one entity to purchase our shares of common stock. We are not required to sell a minimum amount in this offering and funds received by us from this offering will not be placed into an escrow account. Although the selling shareholder paid $1.00 per share, it should be noted that there is no restriction requiring him to sell his shares at a price above $1.00 per share. However, until our securities are quoted on the OTC Bulletin Board, the selling shareholder has agreed to sell his shares at a price of $1.00. Therefore, the risk exists that shares offered by such individual may be sold to the public at prices below our offering price.

      Prior to this offering, there has been no public market for the common stock. Although we are not currently quoted or listed on any market, we anticipate a listing on the OTC Bulletin Board concurrent with the effectiveness of this prospectus. Our offering will commence on the date of this prospectus and will continue until the earlier of _______________ [18 months after effectiveness], all of the shares offered are sold, or we otherwise terminate the offering.

           We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

                           --------------------------

           The shares of common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on Page 5 before you decide to purchase any of the common stock.

                           --------------------------

                               PRICE PER SHARE  AGGREGATE PRICE  PROCEEDS TO US

   Common Stock Offered by the    $1.00         $2,000,000.00     $1,900,000.00
   Registrant

   Common Stock Offered by the    $1.00           $500,000.00                 0
   Selling Shareholder


                                      (iii)

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The information is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            -------------------------

           Until________________, [90 days after effectiveness] all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to any dealers' obligation to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.


                 THE DATE OF THIS PROSPECTUS IS [June 24, 2003]




                                      (iv)

                                TABLE OF CONTENTS

Prospectus Summary...........................................................1
The Offering.................................................................2
Summary Financial Data.......................................................3
Risk Factors.................................................................4
Use of Proceeds..............................................................8
Determination of Offering Price..............................................9
Dilution.....................................................................9
Capitalization..............................................................10
Dividend Policy.............................................................11
Management's Discussion and Analysis and Results of Operations..............11
Description of Business.....................................................14
Management..................................................................17
Code of Ethics..............................................................20
Certain Relationships and Related Transactions..............................20
Disclosure of Commission Position of Indemnification
for Securities Act Liabilities..............................................21
Security Ownership of Certain Beneficial Owners and Management..............22
Selling Shareholder.........................................................23
Description of Securities...................................................23
Plan of Distribution........................................................25
Legal Matters...............................................................26
Experts.....................................................................27
Where You Can Find More Information.........................................27
Financial Statements.......................................................F-1




                                       (v)

                               PROSPECTUS SUMMARY

           This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the securities. You should read the entire prospectus carefully, especially the risks of investing in the securities discussed under "Risk Factors" beginning on page 5.

ABOUT US

     Corporate Road show.com Inc. was initially incorporated on November 1, 1999 in the State of New York (hereinafter "CRS", "we" or "us").

                                  OUR BUSINESS

           Presently, we are an internet based marketing operation which produces corporate videos available on both the worldwide web via our website www.corporateroadshow.com or in a hardcopy format. Our website serves as a portal for companies to showcase their products and market their goods and services to the business and financial communities. We have the capabilities to produce high quality but reasonably priced custom-made "live" and "on demand" video and audio productions as we contract a local studio to perform the original video production work and that any interviews that we produce are filmed by an independent video crew that we retain. Our fees are scaled depending on the extent of services rendered by us.

           In addition to the continued development of our core internet business, we are now poised to begin the second phase of our corporate growth: television production. We believe that by producing a weekly half-hour "investment format" program featuring small to mid-sized companies, we can offer a value added service previously unavailable to that targeted capital market. Initially, we intend to televise such a program in the New York metropolitan region.

TYPICAL INTERNET PRODUCTION

           Once a client has retained us for a video production, we will set up and perform an interview with such client. Such interview will be filmed by an independent video crew that we retain. Generally, the interviewer will be an actor hired by us. After the filming process is complete, the video goes to the edit room for editing, music, title page credits and other production aspects. We then digitize the video for hosting over the Internet. The client then has access to the video on the Internet and can email that video to any data base (ie. shareholders, employees, customers).


SHOW CONCEPT


           CORPORATE ROADSHOW PRESENTS is a 1/2 hour infomercial designed to appear as a regular television program showcasing various companies profiling their goods and services. Shot in the field and our studio, CORPORATE ROADSHOW PRESENTS will showcase and highlight each participating company. We anticipate that our host, who is undetermined at the moment, will serve to introduce and moderate discussions regarding a particular company, its executives and sales people.


           CORPORATE ROADSHOW PRESENTS will appear as a traditional business program. We intend to provide a sophisticated presentation integrating top quality editing, graphics and a fast-paced assortment of segments and commercials, all seamlessly blended together which will provide both entertainment and information for the viewers.

SPONSOR PARTICIPATION

           CORPORATE ROADSHOW PRESENTS will allot each sponsoring company or client a minimum of four minutes of programming focused on their company and its product or service in addition to two 30 second commercials or any combination of the 5 minute timeslot as negotiated between CRS and the sponsor. Each sponsors' segment can appear in a variety of formats. We will allow the sponsor to choose a structure most effective for it from a segment spanning the continuous 4 min. time slot to a number of smaller segments profiling the sponsor.

NEW YORK BROADCAST

           Targeted airdate: Fourth Quarter of 2003. Although we have not yet entered into any formal agreements, we intend to air CORPORATE ROADSHOW PRESENTS on major New York television stations. With over 12,000,000 possible viewers and as a world financial center, we believe that penetrating the metropolitan New York marketplace is our most important initial goal. We intend to air the program on weekends, envisioning a Sunday late morning timeslot.

PROMOTION

           Although the exact formula has yet to be determined, in an attempt to cross promote and drive viewers to our programs, we intend to advertise the broadcast of the show with either 15 or 30 second commercials as available on regional or local cable and broadcast stations preceding the broadcast.


PRODUCTION SCHEDULE

           We anticipate producing a program over a period of three to four weeks either in the studio or from time to time in the field, or a combination of both. This period of time is necessary so that each project can be viewed from start to finish.


EMPLOYEES

           As of June 13, 2003, we had 2 employees which includes managerial and sales positions.

OUR OFFICES

           Our executive offices are located at 80 Orville Drive - Suite 100, Bohemia, New York 11716. Our telephone number is (631) 244-1555.

                                  THE OFFERING

SECURITIES OFFERED BY US

           Shares......................................................2,000,000
           Price Per Share.................................................$1.00

SECURITIES OFFERING BY SELLING SHAREHOLDER

           Shares........................................................500,000
           Price Per Share.................................................$1.00


           Shares of Common Stock Outstanding After Offering
                assuming maximum number of shares sold.................7,730,000

ESTIMATED USE OF PROCEEDS

           We intend to use substantially all of the net proceeds from our sale of our shares of common stock for general corporate purposes, including working capital, expansion of sales and marketing activities which include the planned expansion into the television production business. We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholder.

RISK FACTORS

           For a discussion of the risks you should consider before investing in our shares, read the "Risk Factors" section.



                             SUMMARY FINANCIAL DATA

The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.


                          STATEMENT OF OPERATIONS DATA

                                               (Dollar amounts and share data)

                                       Three Months Ended                Year Ended
                                             MARCH 31,                    DECEMBER 31
                                   --------------------------    --------------------------
                                       2003           2002           2002             2001
                                   -----------    -----------    ------------     -----------
Revenues                           $   17,245     $   13,556     $     25,189     $    10,575
Net Income (Loss)                  $  (85,801)    $    2,379     $   (162,951)    $   (28,031)
Income (Loss) Per
   Common Share                    $     (.01)    $       -      $       (.03)    $      (.01)

Weighted Average Number of
Common Shares Outstanding           5,723,333      5,200,000        5,336,989       5,200,000



                                            BALANCE SHEET DATA


                                 March 31, 2003           December 31, 2002
                                 --------------           -----------------
Working Capital                      $ 127,889                   $ 224,110
Total Assets                         $ 189,477                   $ 293,917
Total Liabilities                    $   7,985                   $  10,424
Stockholders' Equity                 $ 181,492                   $ 283,493


See Financial Statements

                                  RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

           Investors could lose their entire investment. Prospective investors should carefully consider the following factors, along with the other information set forth in this prospectus, in evaluating CRS, its business and prospects before purchasing the common stock.

CONCENTRATED OWNERSHIP OF OUR COMMON STOCK MAY ALLOW CERTAIN SECURITY HOLDERS TO EXERT SIGNIFICANT INFLUENCE IN CORPORATE MATTERS.

           If we sell all of the 2,000,000 shares being offered by us, Mr. Ferraro, our Chairman and President, will own approximately 67% of our outstanding shares of common stock. Such concentrated control allows Mr. Ferraro to exert significant influence in matters requiring approval of our stockholders. As Mr. Ferraro holds a majority of the outstanding common stock, he is in a position to influence significantly the election of some or all of the members of our Board of Directors and the outcome of all corporate actions requiring stockholder approval.

THE TIMING AND AMOUNT OF CAPITAL REQUIREMENTS ARE NOT ENTIRELY WITHIN OUR CONTROL AND CANNOT ACCURATELY BE PREDICTED.

           If we do not increase our revenue significantly we will need to procure additional financing by December 31, 2003. If capital is required, we may require financing sooner than anticipated. We have no commitments for financing, and we cannot be sure that any financing would be available in a timely manner, on terms acceptable to us, or at all. Further, any equity financing could reduce ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters. If we were unable to obtain financing as needed, we could be bankrupt.

WE HAVE BEEN INCURRING LOSSES FROM OPERATIONS SINCE OUR INCEPTION IN 1999 AND AT MARCH 31, 2003 HAD AN ACCUMULATED DEFICIT OF $291,420.

           Stockholders' equity and working capital was $181,492 and $127,889, respectively. Although we believe that our business expansion will be successful and that we will become profitable, no assurance can be given in this regard.

WE COMPETE WITH INVESTOR RELATIONS AND PUBLIC RELATIONS FIRMS.

           As many of our clients have limited resources to apply to public relations or investor relations efforts, we may find ourselves competing with firms offering traditional PR and IR services which may be able to offer services at more competitive prices.

           As many of these firms have significantly stronger name recognition than ourselves, they are in a position to quickly attract public companies which are in need of strong marketing and information campaigns thus adversely impacting our potential pool of clients. Our sales and marketing structure is not proprietary and it would not be difficult for a media company, whether it be on the Internet or traditional medium to offer similar services. Further, entry into the marketplace by new competitors is relatively easy especially considering their existing presences and their greater resources for financing, advertising and marketing. We intend to compete based on our ability to market and sell our services to small and mid-sized public companies on a reasonably priced and personalized basis.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE LOSSES WHICH WE EXPECT TO CONTINUE IN THE FUTURE. AS A RESULT, WE MAY HAVE TO SUSPEND OR CEASE OPERATIONS.

           Although we were incorporated in November 1999, we began operations in earnest in January of 2002. Thus, we have little operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is ($291,420). Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to procure new business and generate revenues.

           Based upon current plans, we expect to incur operating losses in future periods. This will happen because our minimum operating expenses continue to exceed our projected revenues significantly. Our failure to generate sufficient revenues in the future will cause us to suspend or cease operations.

OUR LACK OF CONSISTENCY IN OUR OPERATING RESULTS MAKES IT DIFFICULT FOR US TO ACCURATELY PREDICT FUTURE GROWTH.

           Our operating results have been inconsistent and may continue to fluctuate from quarter to quarter and will depend on numerous factors, including, but not limited to, customer demand and market acceptance of our products and services. To some extent our business is sensitive to the performance of the capital markets. If the public's interest in investing does not continue to grow, there will be a reduced marketplace for our customers to target and the demand for our products and services may wane.

WE ONLY HAVE TWO EMPLOYEES AND AS A RESULT WE ARE DEPENDENT ON THEIR SERVICES.

           Frank Ferraro is our Founder, Chairman and President and Vincent Epifanio is our Senior Vice President and Director of Marketing. Although Mr. Ferraro has an exclusive employment contract with us and is our largest shareholder, there can be no assurance that he will remain with us during the term of his respective contract. In the event that we were to lose either employee, there can be no assurances that we would be able to retain qualified executive staff. Further, we do not maintain any key man life insurance policies on either Mr. Ferraro or Mr. Epifanio any of our employees. Therefore, the loss of the service of either of our employees could have a material adverse effect upon us.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

           Although we recently filed a service mark application with the United States Patent and Trademark Office, we have certain intellectual property rights which are not protected including, among others:

     o Subscriber lists and related information;

     o Content and information provider lists and related information;

     o Proprietary web site content; and

     o Content on our news programs.

           To protect our rights to our intellectual property, we will rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective trademark, copyright and trade secret protection may not be available as many of our productions are and will be available on the Internet. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition.

SYSTEM SLOWDOWNS OR FAILURES COULD HURT OUR BUSINESS.

           In order for our business to be successful, we must provide consistently fast and reliable access to our web site. Unfortunately, slowdowns, breakdowns or failures in our computer and communication systems, or of the Internet generally, are often beyond our control and could jeopardize access to our site at any time. In addition, heavy traffic on our site or on the Internet generally could severely slow access to, and the performance of, our site. Repeated system slowdowns will likely impair our ability to service and maintain the public's access to our clients. Failures of or damage to our computer or communications systems could render us unable to operate our site or even our business for extended periods of time.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OURSELVES AGAINST SECURITY RISKS.

           All Internet businesses are subject to electronic and computer security risks. We have taken steps to protect ourselves from unauthorized access to our systems and use of our site, but we cannot guarantee that these measures will be effective. If our security measures are ineffective, unauthorized parties could alter, misappropriate, or otherwise disrupt our service or information. If such unauthorized parties were able to access certain of our or our customers' proprietary information, we would face significant unexpected costs and a risk of material loss, either of which could adversely affect our business.

THE SELLING SHAREHOLDER MAY COMPETE WITH US IN SELLING COMMON STOCK.

           Our ability to raise additional capital through the sale of our common stock may be harmed by competing re-sales of common stock by the selling shareholder. Sales by the selling shareholder may make it more difficult for us to sell equity or equity-related securities in this offering or in the future at a time and price that we deem appropriate because the selling shareholder may offer to sell his shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock if the selling shareholder is selling (or even has the ability to sell) his shares of common stock.

TO A SIGNIFICANT EXTENT THE GROWTH OF OUR BUSINESS IS DEPENDENT ON AN INCREASE IN THE PUBLIC'S INTEREST IN THE STOCK MARKET.

           The recent depressed stock market has decreased the public's interest in investment and financial information. If this were to happen, it is likely that we would lose a significant percentage of our then current and potential subscriber base.

OUR SUCCESS DEPENDS, IN PART, ON OUR CLIENTS' SUCCESS.

           Although we do not and will not pass upon the legitimacy of our clients, our success will depend partially on our ability to present to the public, companies with significant growth prospects. Failure to build and maintain a reputation for such, may reduce our service value to potential clients, which may harm our business.

BEFORE THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR OUR COMMON STOCK.

           We are not sure that a public trading market for our common stock will develop after this offering, or that the public offering price will correspond to the price at which our common stock will trade subsequent to this offering. The stock market has experienced price and volume fluctuations which have resulted in changes in the market prices of stocks of many companies that may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of our common stock following this offering. In addition, the market price of our common stock following this offering may be highly volatile. Factors such as variations in our interim financial results, comments by securities analysts, announcements of technological innovations or new products by us or our competitors, changing market conditions in the industry, changing government regulations, developments concerning our proprietary rights or litigation, many of which are beyond our control, may have an adverse effect on the market price of the common stock.

PURCHASERS OF THE SHARES OFFERED HEREBY WILL INCUR IMMEDIATE SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF APPROXIMATELY $.73 OR 73% PER SHARE.

           Our present shareholders have acquired their respective equity interests at a cost substantially below the offering price. Accordingly, the public investors will bear a disproportionate risk of loss per share.

           We allow certain clients to pay for our services with a combination of cash and restricted securities of theirs and as a result we are somewhat dependent on such companies ability to succeed in the marketplace. In the past any securities we have received have been restricted. Thus, there is usually a significant period of time between when such securities are received and when they may be sold into the market. In the event that any securities we receive as partial payment decline in value from the time we receive them and we find ourselves in the unfortunate position of needing to raise capital for operations by selling some or all of such securities we may suffer irreparable harm.

TERRORIST ATTACKS MAY NEGATIVELY AFFECT OUR OPERATIONS AND YOUR INVESTMENT IN OUR COMMON SHARES.

       We cannot assure you that there will not be further terrorist attacks against the United States or United States businesses. These attacks or armed conflicts may directly impact our business and the financial markets as a whole. We do not maintain any terrorism insurance. The consequences of any armed conflict are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment. More generally, any of these events could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad.

THE PENNY STOCK RULES MAY HAVE A RESTRICTIVE EFFECT ON THE TRADING OF OUR COMMON STOCK.

           Because we may be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

WE MAKE ESTIMATES OF OUR FUTURE IN FORWARD-LOOKING STATEMENTS.

           The statements contained in this prospectus that are not historical fact are "forward-looking statements," which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates," the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current our expectations with respect to the future operations, performance or position. These forward-looking statements are predictions. We cannot assure you that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to our business, which, although currently considered reasonable by us, may not be realized. Because of the number and range of the assumptions underlying our forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus. These forward-looking statements are based on current information and expectation, and we assume no obligation to update them at any stage. Therefore, our actual experience and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by us or any other person that these estimates will be realized, and actual results may vary materially. We can not assure that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                                 USE OF PROCEEDS

           We do not have a firm commitment from any party to purchase any of the shares being offered by us. We intend to sell the shares ourselves, through broker/dealers or in private transactions. The following table discloses the net proceeds we would realize from the sale of the related numbers of shares.


                                                                       PERCENTAGE OF OFFERING SOLD

               CLASSIFICATION OF USE                      100%                 75%                50%                  25%


        Sales and Marketing                           $300,000            $224,000           $150,000              $64,000
        Plant and Equipment                            150,000             112,000             75,000               32,000
        Television Show (with airtime)
                                                       500,000             364,000            250,000              104,000
        Web Development                                200,000             154,000            100,000               44,000
        Legal and Accounting                           150,000             112,000             75,000               32,000
        General and Administrative                     150,000             112,000             75,000               32,000
        Working Capital                                450,000             322,000            175,000               92,000
                                           --------------------    ----------------     --------------        -------------

        TOTAL                                       $1,900,000          $1,400,000           $900,000             $400,000



           These proceeds are intended to be utilized substantially for working capital and general corporate purposes as well as the costs and expenses associated with our expansion into the network broadcasting arena. However, management will retain sole discretion as to the use of the proceeds and (i) determines that the proceeds would better serve the company's interests by acquiring a complementary production business in lieu of developing one itself; and (ii) management is presented with the opportunity to acquire such a business, it reserves the right to use them for such purpose. If we sell less than 25% of the shares being offered we will apply any proceeds in the same percentage breakdown as indicated in the above table giving no priority to any one particular category.

           Regardless of whether we sell any shares of our Common Stock, we have incurred approximately $100,000 in costs and expenses in regards to the preparation of the Registration Statement of which this Prospectus forms a part.

           If we sell the maximum number of shares offered by this Prospectus, the net proceeds to us from this offering are expected to be adequate to fund our working capital needs for at least the next twelve (12) months. Pending maximum use of the proceeds from this offering as set forth above, we may invest all or a portion of such proceeds in sort-term, interest-bearing securities, U.S. Government securities, money market investments and short-term, interest-bearing deposits in major banks. Although the net proceeds from the sale of less than 25% of the securities offered hereby would still be used for working capital purposes if we fail to sell more than that amount, we will need additional capital to maintain our working capital needs for the next twelve
(12) months.

                         DETERMINATION OF OFFERING PRICE

           The offering price has no relationship to any established criteria of value, such a book value or earning per share. No valuation or appraisal has been prepared for our business and potential business expansion. The offering price was determined arbitrarily.


                                    DILUTION

           The issuance of the 2,000,000 shares will dilute our common stock and may ultimately lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by 7,730,000, the number of outstanding shares of common stock assuming the maximum number of shares being offered by us are sold.

The net tangible book value of our common stock as of March 31, 2003, was $156,492, or approximately $.03 per share. Thus, as of March 31, 2003, the net tangible book value per share of common stock owned by our current stockholders would have increased by $1,925,000 or $.24 per share after giving effect to this offering (assuming the maximum number of shares being offered are sold) without any additional investment on their part and the purchasers of the shares offered hereby would have incurred an immediate dilution of $.73 per share from the offering price. The following table illustrates this per share dilution and reflects the receipt of varying amounts of proceeds:


                                                    100%    75%    50%     25%

Public offering price per share of  common
   stock offered hereby                            $1.00  $1.00  $1.00   $1.00
                                                   -----  -----  -----   -----
Net tangible book value per share before
   offering                                         0.03   0.03   0.03    0.03

Increase per share attributable to new
   investors                                        0.24   0.19   0.13    0.06
                                                   -----  -----  -----   -----
Adjusted net tangible book value per share
   after this offering                             $0.27  $0.22  $0.16   $0.09
                                                   -----  -----  -----   -----

Dilution to new investors                          $0.73  $0.78  $0.84   $0.91
                                                   =====  =====  =====   =====

           The following tables summarize the relative investments of investors pursuant to this offering and the current shareholders of CRS:

                ASSUMING 100% OF OFFERING (2,000,000 SHARES) SOLD

                                                                        Current           Public Investors
                                                                     Stockholders                                      Total
                                                                   ------------------     ------------------     -------------------

  Number of shares of common stock purchased                            5,730,000              2,000,000              7,730,000
  Percentage of outstanding common stock after offering
                                                                               74%                    26%                   100%
  Gross consideration paid                                               $500,520             $2,000,000             $2,500,520
  Percentage of consideration paid                                             20%                    80%                   100%
  Average consideration paid                                                $ .09                 $1.00                   $ .32


                ASSUMING 75% OF OFFERING (1,500,000 SHARES) SOLD
                                                                        Current           Public Investors
                                                                     Stockholders                                      Total
                                                                   ------------------     ------------------     -------------------

  Number of shares of common stock purchased                            5,730,000              1,500,000              7,230,000
  Percentage of outstanding common stock after offering
                                                                               79%                    21%                   100%
  Gross consideration paid                                               $500,520             $1,500,000             $2,000,520
  Percentage of consideration paid                                             25%                    75%                   100%
  Average consideration paid                                                $ .09                 $1.00                   $ .28


                ASSUMING 50% OF OFFERING (1,000,000 SHARES) SOLD

                                                                   Current           Public Investors
                                                                Stockholders                                       Total
                                                              ------------------     ------------------     ------------------
  Number of shares of common stock purchased                       5,730,000              1,000,000              6,730,000
  Percentage of outstanding common stock after offering
                                                                          85%                    15%                   100%
  Gross consideration paid                                          $500,520             $1,000,000             $1,500,520
  Percentage of consideration paid                                        33%                    67%                   100%
  Average consideration paid                                           $ .09                 $1.00                   $ .22


                 ASSUMING 25% OF OFFERING (500,000 SHARES) SOLD
                                                                      Current             Public Investors
                                                                    Stockholders                                      Total
                                                                  ------------------     ------------------     -------------------

  Number of shares of common stock purchased                           5,730,000                500,000              6,230,000
  Percentage of outstanding common stock after offering
                                                                              92%                    18%                   100%
  Gross consideration paid                                              $500,520               $500,000             $1,000,520
  Percentage of consideration paid                                            50%                    50%                   100%
  Average consideration paid                                               $ .09                 $1.00                   $ .16

           In the future, we may issue additional shares, options and warrants, and we may grant stock options to our employees, officers, directors and consultants under our stock option plan, all of which may further dilute our net tangible book value.

                                 CAPITALIZATION

           The following table sets forth our capitalization as of March 31, 2003. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.


                                                             MARCH 31, 2003

                                                                 ACTUAL
Stockholders' Equity:

Common Stock, $0.0001 par value,
20,000,000 shares authorized;
5,730,000 issued and outstanding                               $      573

Additional Paid-In Capital                                        485,447

Retained Earnings (deficit)                                      (291,420)

Accumulated other comprehensive
loss                                                              (13,108)
                                                               ----------
Total Stockholders' Equity                                        181,492
                                                               ----------
Total Capitalization                                           $  181,492
                                                               ==========

                                 DIVIDEND POLICY

Holders of the common stock our entitled to dividends when, as and if declared by our Board of Directors out of funds legally available therefore. We have never declared or paid any cash dividends and currently do not intend to pay cash dividends in the foreseeable future on our shares of common stock. We intend to retain earnings, if any, to finance the development and expansion of our business. Payment of future dividends on our common stock will be subject to the discretion of our Board of Directors and will be contingent on future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends on our common stock will ever be paid.



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           We commenced operations on July 1, 2000 through the launching of our website which serves as our platform for our internet based "live and on demand" audio and video productions of a financial road shows, conferences and presentations.

           The following discussion should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus. This discussion may contain forward-looking statements that could involve risks and uncertainties. For additional information see "Risk Factors".

CRITICAL ACCOUNTING POLICIES:

           Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The critical accounting policies that affect our more significant estimates and assumptions used in the preparation of our financial statements are reviewed and any required adjustments are recorded on a monthly basis.

RESULTS OF OPERATIONS:

           Substantial positive and negative fluctuations can occur in our business due to a variety of factors, including variations in the economy, and the abilities to raise capital. As a result, net income and revenues in a particular period may not be representative of full year results and may vary significantly in this early stage of our operations. In addition results of operations, which have fluctuated in the past and may vary in the future, continue to be materially affected by many factors of a national and international nature, including economic and market conditions, currency values, inflation, the availability of capital, the level of volatility of interest rates, the valuation of security positions and investments and legislative and regulatory developments. Our results of operations also may be materially affected by competitive factors and our ability to attract and retain highly skilled individuals.

YEAR ENDED DECEMBER 31,2002 AND 2001:

           CRS realizes revenues from net sales generated by production of video presentations and increased such revenues by $14,614 to $25,189 in 2002 from $10,575 in 2001. This increase is a result on CRS' marketing efforts and the availability of its services becoming more known to the corporate world. The production costs also increased accordingly.

           Cost and expenses increased by $149,534 in 2002 when compared to 2001 and is reflective of the following: (i) increased executive compensation of $36,000; (ii) an increase of $13,352 in advertising which increase generated more revenues; (iii) an increase of $78,275 in fees paid to consultants in connection with the raising of capital as well as CRS' trying to go public and
(iv) an increase of $19,216 in other expenses including insurance and other office expenses.

           As a result of the above, net loss for the year ended December 31, 2002 was $162,951, or $0.03 per share, compared to a net loss of $28,031 or $0.01 for the year ended December 31, 2001.

THREE MONTHS ENDED MARCH 31, 2003 AND 2002:

           Revenues increased by $3,689 (27%) from $13,556 to $17,245 when comparing the three month periods ended March 31, 2003 to 2002. This increase is a result of CRS' marketing efforts.

           Operating expenses increased by $91,869 when comparing the three months ended March 31, 2003 to the comparative period in 2002. Payroll accounted for $25,260 of this increase as a result of new hires. $51,719 of the increase is attributable to consulting fees incurred in 2003 and the production of a marketing brochure in 2003, none of which costs were experienced during the comparable period in 2002.

           As a result of the above, net loss for the three months ended March 31, 2003 was $85,801 or $0.01 per share, compared to net income of $2,379 or $0.00 for the similar period in 2002.

LIQUIDITY AND CAPITAL RESOURCES:

           As of March 31, 2003, working capital amounted to $127,889 compared to $224,110 at December 31, 2002. CRS' current ratio at March 31, 2003 and December 31, 2002 was 17.0:1 and 22.5:1, respectively.

           During 2002, CRS utilized $133,557 for operations primarily as a result of its net loss of $162,951. For the 2001 year CRS generated $2,207 in cash from operations. During 2002, CRS used $10,358 for investing activities, primarily for the acquisition of office, including computer, equipment, with no comparable amount used in 2001. During 2002, CRS sold its common shares in a private placement and realized net proceeds of $377,500. As a result of this, CRS ended 2002 with cash of $234,044.

           For the three month period ended March 31, 2003, CRS utilized $82,898 for operations, primarily as a result of its net loss of $85,901, compared to $12,545 in cash generated from operations for the similar period in the previous year. Cash utilized for investing activities for the 2003 period aggregated $6,339 and was used for the purchase of office furniture. During 2003, CRS continued to incur costs ($10,000) associated with the proposed public offering of its common shares. As a result, CRS' cash balance at March 31, 2003 was $134,612.

           CRS has a limited operating history. Some of its clients to date are also in the early stages of their operations with not much available cash on hand. As a result, CRS occasionally receives restricted equity securities issued by its clients. The value of these securities fluctuate and are not readily convertible to cash and are recorded at a significant discount. CRS is currently operating with insufficient working capital, which, among other things has constrained its ability to market its services. As a result, management is dependent on the proceeds of the proposed public offering of CRS' securities to maintain and increase the level of its operations. There can, however, be no assurance of this.


IMPACT OF INFLATION

           Inflationary factors have not had a significant effect on our operations.

           CRS is not aware of any material trend, event or capital commitment, which would potentially adversely affect liquidity. In the event such a trend develops, CRS believes that it will have sufficient funds available to satisfy working capital needs through the funds expected from equity sales.

OTHER:

           Except for historical information contained herein, the matters set forth above are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Potential risks and uncertainties include such factors as the level of business and consumer spending, the amount of sales of

CRS' products, the competitive environment within the automotive aftermarket industry, the ability of CRS to continue to expand its operations, the level of costs incurred in connection with CRS' expansion efforts, economic conditions and the financial strength of CRS' customers and suppliers. Investors are directed to consider other risks and uncertainties discussed in documents filed by CRS with the Securities and Exchange Commission.

                             DESCRIPTION OF BUSINESS

HISTORY AND DEVELOPMENT

           We were incorporated pursuant to the laws of the State of New York on November 1, 1999 under the name Corporate Road Show.Com Inc. On July 1, 2000 we launched our website on the Internet and began a limited marketing campaign for our Internet based presentations.

           Our basic business model is to help the corporate executive get their story out to a vast but targeted audience over the internet or television, as well as compliment their current marketing plans.

           CRS is a business to business service firm. Our basic service is to host and digitize corporate videos already produced by our clients. The next service is to actually videotape and produce a corporate presentation for dissemination on our website. The fee's can vary on each. For example, for web hosting we have to determine the length of the video in digitized megabytes and the time period such video will be hosted by us. The fee for producing a corporate video can fluctuate depending on the location, scripting, the amount of editing, talent and other factors. The market for these services are vast. Our target market is a company offering a new product or service and which has the desire to market itself to the public in a possibly untried format or medium. Our audiences for these productions are aimed at the investment community at large. CRS broadcasts in over 35 countries, however we measure success by the amount of video views or "hits" a clients video receives. The goal for clients is to get the message across to either their shareholders, customers or employees or visitors to the CRS website. The content changes amongst companies. For example, Polymer Research and Genesis Bioventures used an interview format. CRS interviews CRS and disseminates the interview on the website. The other type of setting is the Power Point visual video where we produce a presentation that we videotape, digitize and host. The video productions we have produced to date are "About Us" 1&2, Asconi Corp, Polymer Research Group and Genesis Bioventures. All of the aforementioned productions were disseminated on the CRS website.

TYPICAL REVENUE PRODUCING TRANSACTION

            A client's first experience with us results from the following scenarios: (i) in response to our advertising campaign; (ii) as a recipient of a marketing campaign on behalf of a client; or (iii) after production of our planned financial television programs, in response to such. After the initial discussion, we then determine which format is preferred (i.e. interview, Power Point presentation). We then film the interview, edit it with sound and digitize it in either Real Player or the Microsoft Media platform. Lastly, we will broadcast the presentation on the Internet where interested parties can log on and watch the show.

SHOW CONCEPT

           Our plan of operations for CRS' expansion into the Show Concept starts with identification of the client. Once the client has been identified we anticipate subcontracting the production and obtaining the airtime. We plan to initially subcontract our production needs to available production studios. Although we have no formal agreement, we have used Pro Image Studios and Real Tyme Productions in the past and would consider them for future productions. At this time we are not dependent on any one particular company.

           With respect to the broadcast of the program, the timeframe necessary to obtain clients varies from company to company; we anticipate that it will take about 30 days. The timeframe for the production will vary depending on the client's needs, however, we anticipate a 30 day turnaround from pre-production to post-editing. The costs associated with identifying clients are marketing related. Although the production cost can vary due to the clients needs we anticipate an initial production cost for our first show to be approximately $50,000. The cost for broadcasting will depend on the amount of airtime we purchase. We intend to use the proceeds of this offering to fund the initial programs, but in the future expect to have companies pay as well as sell commercial airtime within the 30 minute episode.

           We plan to distribute the productions on network and or cable television. There is a high level of competition in our anticipated field. Some of this competition arises from very large companies in the broadcasting business with substantially greater market recognition and financial resources than us. Our plan to compete with these entities starts with bringing our production to market. Once the production is brought to market we hope to secure the same advertising dollars as our competition.

VIDEOCONFERENCING SERVICES

           We have also expanded our scope of business to include videoconferencing services. We can now videotape an interview from our corporate office and have interviewees at a number of different locations throughout the U.S. We use the services and equipment of our lessor, HQ Global Workplaces. Presently there is a global market place for these services. We plan to disseminate the interviews on our website. There is a high level of competition in the videoconferencing field. Some of this competition arises from very large companies in the field with substantially greater market recognition and financial resources than us. We do not plan to compete with other videoconference service providers. The principle supplier of the videoconferencing services is HQ Global Workforces. We are not contractually bound to use them and can therefore move quickly to take advantage of any marketplace developments that occur which result in more competitive terms.

REVENUE BREAKDOWN

           We recognize revenue at the time that all services have been substantially completed. We may receive equity securities in certain entities as payments for services provided for these entities. Some of these entities are newly formed, have no operating history, and the market for such securities is very limited. Since there is no assurance that these securities are marketable, we have not recognized any revenue upon receipt. Revenue will be recorded at the time we sell any of these securities. The amount of shares we will accept in lieu of a portion of a client's cash payment is situation specific. Such amount is never contingent on the success or failure of our efforts.

           In order to avoid and potential securities law matters, we clearly direct all visitors to our website to our General Disclaimer section where we state that we are not soliciting to purchase or sell securities and that any interested party should perform its own independent research into the companies featured on our website. We further disclose all equity holdings that we have in such companies.

           We presently do not meet the classification as an "Investment Company" as that term is defined in the Investment Company Act of 1940 because the securities we hold in our featured companies do not comprise 40 percent of our total assets. We will continue to monitor that "securities component" level of very carefully to ensure that we never fall under that classification. All of the securities we have received as partial payment for our services are restricted. Our intent is not to hold such securities for the long term but rather sell any available securities as soon as we are no longer restricted pursuant to the securities laws and such securities have a value equal to or exceeding the value of services rendered by us at the time they were received. In the event that we ever approach the "Investment Company" threshold, we will re-evaluate our policy of accepting securities as partial payment for services rendered.

MARKETING APPROACH

           Our current marketing plan includes "key word" marketing on major Internet search engines like Lycos, Alta Vista, MSN and Yahoo! CRS submits bids to Overture Services, Inc., with respect to certain key words they have the rights to, such as "corporate presentations." The higher our bid is in relation to other potential bidders the higher priority we receive with respect to a search engine. For example, a potential client searching the term "corporate Presentations" on the Internet may see our name at the top of a particular search engine list, enabling us to target a spectrum of the public presently in the market for services offered by us.

STRATEGIC RELATIONSHIPS

           On June 18, 2001 CRS was accepted as a member of the American Express Affiliate Program- part of the Linkshare Network (TM). As an American Express Affiliate, CRS can earn anywhere from $25 to $45 for each new customer the CRS site generates for American Express. The commission structure is based on the product that is sold. The following is the commission breakdown: Consumer cards $30, Small Business Corporate cards $45, Membership Banking $35 and Merchant Services $25. To date, we have generated less than $50 in revenue as a result of this relationship.

COMPETITION

           We believe that as a provider of promotional and marketing services to small and mid-capitalized public companies we have few direct competitors and those that do exist are left to share a potentially significant market. Some of our biggest competitors are MoneyTV, BATV and Yahoo! Net Roadshow. MoneyTV and BATV are restricted solely to producing television programs focused on their clients, while Yahoo! Net Roadshow also appears to have been involved in web-based production in the recent past. Although most of the online financial providers do not yet offer similar services to our own, as the barriers to entry are reasonably low, any of such competitors (such as The Street.Com, MarketWatch.Com, and the Motley Fool) could quickly build in such services and become direct competitors to CRS. Our continuing effort to offer the highest quality product at the most reasonable prices should allow us to compete with any existing or potential competitors.

TRADEMARKS AND PATENTS

           On February 19, 2003 we filed a service mark application with the United States Patent and Trademark Office.

CURRENT POSITION IN THE INDUSTRY

           As we are relatively new to the industry we have limited resources from which to draw. However, as stated earlier, we believe that the industry is young, the present competition is minimal and the potential size of the industry should more than mitigate that fact. The greatest risk to our business is not our competition, but that we will be unable to convince prospective clients that our services are worth the fees we charge.

GOVERNMENTAL REGULATIONS

           We are not aware of any existing or probable governmental regulations which will have a material effect on our business nor do we need any governmental approval to produce our half-hour television show.

EMPLOYEES

           Currently, we have 2 employees. None of our employees are represented by a labor union. We consider our relationship with our employees to be satisfactory.

PROPERTIES

           On November 13, 2002 we entered into a Lease Agreement for one office for a period of twelve months with HQ Global Workplaces for an aggregate rent of $15,000.

SEASONALITY

           We have not found our business to be seasonal in nature.

LEGAL PROCEEDINGS

           We are not a party to any pending legal proceeding nor are any legal actions contemplated by us at this time.

                                   MANAGEMENT

DIRECTORS

           Presently, Mr. Frank Ferraro is the only member of our Board of Directors and was appointed to the Board in 1999. Mr. Ferraro has served consecutive three-year terms of which the current term expires in November of 2005.

           The following table sets forth the name and, as of December 31, 2002, age and position of each director and executive officer of our company.

            NAME                                              AGE                                     POSITION
       Frank Ferraro                                          39                    Chairman, President, Secretary and Treasurer
       Vincent Epifanio                                       39                                Senior Vice President


BACKGROUND OF EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT EMPLOYEES

           Frank Ferraro has been the Chief Executive Officer and President since inception. Mr. Ferraro has spent the last sixteen years in the financial field. Since April of 1996 Mr. Ferraro has been dually licensed with both Castle and Citadel Securities, respectively as a registered representative. Both Castle and Citadel are registered broker-dealers. With both Castle and Citadel, Mr. Ferraro helped develop and manage an electronic internet based proprietary trading system as well as a manager of a trading desk. Mr. Ferraro graduated from Hofstra University with a B.B.A. in Accounting in 1986. On April 28, 2003, Mr. Ferraro resigned from Castle Securities and Citadel Securities Corp., respectively.

           Vincent Epifanio joined us as our Vice President of Sales and Marketing in January 2003. Mr. Epifanio has been a sales specialist for over 15 years. Most recently prior to CRS from September 1994 to December 2002, Mr. Epifanio was an Account/Sales Manager for Starpoint Solutions, a full service consulting/software firm with revenues over $80 million annually specializing in the Banking and Brokerage industry. During his tenure with Starpoint, Mr. Epifanio, built his personal sales base to over $4 million annually. Mr. Epifanio graduated from Binghamton University in 1987 with a dual B.S. degree in Computer Science and Industrial Engineering.


COMPENSATION OF DIRECTORS

      We do not pay our Director any fee in connection with his role as member of our Board. Our Director is reimbursed for travel and out-of-pocket expenses in connection with his attendance at Board meetings.


EMPLOYMENT AGREEMENTS

           On January 1, 2003 we entered into an employment agreement with Mr. Frank Ferraro, our Chief Executive Officer and Chairman of the Board, for a term of two (2) years commencing on such date, providing for an annual salary of $90,000. In addition to his annual salary, Mr. Ferraro has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by our company, to the extent authorized by our Board. Mr. Ferraro also has the right to have CRS pay for a car of its choosing including all expenses associated therewith.

           We have not entered into an employment agreement with our other employee, Mr. Epifanio. Through June 30, 2003, Mr. Epifanio received a salary of $1,250 per week. However, subsequent to that date, Mr. Epifanio has agreed to be compensated strictly on a commission basis, the terms of which have not been finalized as of the date hereof.

                             EXECUTIVE COMPENSATION

           The following Summary Compensation Table sets forth certain information regarding the compensation of our Chief Executive Officer and our other executive employee as of December 31, 2002.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                     ANNUAL COMPENSATION         AWARDS
                                                                                               SECURITIES
                                                                                               UNDERLYING         ALL OTHER
Name and Principal Position                               YEAR       SALARY          BONUS      OPTIONS (#)      COMPENSATION
                                                         ---------------------------------------------------------------------------
Frank Ferraro                                            2003      $ 90,000
Chairman, President and Chief                            2002      $ 45,000
Executive Officer                                        2001             0
Vincent Epifanio                                         2003      $ 45,000(1)
Vice President of Sales and Marketing
------------------------------------------------------------------------------------------------------------------------------------

(1) Based on a salary of $1,250 per week. However, as of July 1, 2003, Mr.
Epifanio will be compensated purely on a commission basis.



OPTION GRANTS DURING LAST FISCAL YEAR

           Although we adopted a Stock Option Plan in February of 2003, we have yet to award any options under such plan.


SUMMARY OF 2003 STOCK OPTION PLAN

           Qualified directors, officers, employees, consultants and advisors of ours and our subsidiaries are eligible to be granted (a) stock options ("Options"), which may be designated as nonqualified stock options ("NQSOs") or incentive stock options ("ISOs"), (b) stock appreciation rights ("SARs"), (c) restricted stock awards ("Restricted Stock"), (d) performance awards ("Performance Awards") or (e) other forms of stock-based incentive awards (collectively, the "Awards"). A director, officer, employee, consultant or advisor who has been granted an Option is referred to herein as an "Optionee" and a director, officer, employee, consultant or advisor who has been granted any other type of Award is referred to herein as a "Participant."

           The Omnibus Committee administers the Stock Option Plan and has full discretion and exclusive power to (a) select the directors, officers, employees, consultants and advisors who will participate in the Stock Option Plan and grant Awards to such directors, officers, employees, consultants and advisors, (b) determine the time at which such Awards shall be granted and any terms and conditions with respect to such Awards as shall not be inconsistent with the provisions of the Stock Option Plan, and (c) resolve all questions relating to the administration of the Stock Option Plan. Members of the Omnibus Committee receive no additional compensation for their services in connection with the administration of the Stock Option Plan.

           The Omnibus Committee may grant NQSOs or ISOs that are evidenced by stock option agreements. A NQSO is a right to purchase a specific number of shares of common stock during such time as the Omnibus Committee may determine, not to exceed ten (10) years, at a price determined by the Omnibus Committee that, unless deemed otherwise by the Omnibus Committee, is not less than the fair market value of the common stock on the date the NQSO is granted. An ISO is an Option that meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). No ISOs may be granted under the Stock Option Plan to an employee who owns more than 10% of our outstanding voting stock ("Ten Percent Stockholder") unless the option price is at least 110% of the fair market value of the common stock at the date of grant and the ISO is not exercisable more than five (5) years after it is granted. In the case of an employee who is not a Ten Percent Stockholder, no ISO may be exercisable more than ten (10) years after the date the ISO is granted and the exercise price of the ISO shall not be less than the fair market value of the common stock on the date the ISO is granted. Further, no employee may be granted ISOs that first become exercisable during a calendar year for the purchase of common stock with an aggregate fair market value (determined as of the date of grant of each ISO) in excess of $100,000USD. An ISO (or any installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

           The exercise price of the common stock subject to a NQSO or ISO may be paid in cash or, at the discretion of the Omnibus Committee, by a promissory note or by the tender of common stock owned by the Option holder or through a combination thereof. The Omnibus Committee may provide for the exercise of Options in installments and upon such terms, conditions and restrictions as it may determine.

           A SAR is a right granted to a Participant to receive, upon surrender of the right, but without payment, an amount payable in cash. The amount payable with respect to each SAR shall be based on the excess, if any, of the fair market value of a share of common stock on the exercise date over the exercise price of the SAR, which will not be less than the fair market value of the common stock on the date the SAR is granted. In the case of an SAR granted in tandem with an ISO to an employee who is a Ten Percent Stockholder, the exercise price shall not be less than 110% of the fair market value of a share of common stock on the date the SAR is granted.

           Restricted Stock is common stock that is issued to a Participant at a price determined by the Omnibus Committee, which price per share may not be less than the par value of the common stock, and is subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Omnibus Committee may determine.

           A Performance Award granted under the Stock Option Plan (a) may be denominated or payable to the Participant in cash, common stock (including, without limitation, Restricted Stock), other securities or other Awards and (b) shall confer on the Participant the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Omnibus Committee shall establish. Subject to the terms of the Stock Option Plan and any applicable Award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Omnibus Committee.

           The Omnibus Committee may grant Awards under the Stock Option Plan that provide the Participants with the right to purchase common stock or that are valued by reference to the fair market value of the common stock (including, but not limited to, phantom securities or dividend equivalents). Such Awards shall be in a form determined by the Omnibus Committee (and may include terms contingent upon a change of control of CRS); provided that such Awards shall not be inconsistent with the terms and purposes of the Stock Option Plan.

           The Omnibus Committee determines the price of any such Award and may accept any lawful consideration.

           The Omnibus Committee may at any time amend, suspend or terminate the Stock Option Plan; provided, however, that (a) no change in any Awards previously granted may be made without the consent of the holder thereof and (b) no amendment (other than an amendment authorized to reflect any merger, consolidation, reorganization or the like to which we are a party or any reclassification, stock split, combination of shares or the like) may be made increasing the aggregate number of shares of the common stock with respect to which Awards may be granted or changing the class of persons eligible to receive Awards, without the approval of the holders of a majority of our outstanding voting shares.

           In the event a Change in Control (as defined in the Stock Option
Plan) occurs, then, notwithstanding any provision of the Stock Option Plan or of any provisions of any Award agreements entered into between any Optionee or Participant and us to the contrary, all Awards that have not expired and which are then held by any Optionee or Participant (or the person or persons to whom any deceased Optionee's or Participant's rights have been transferred) shall, as of such Change of Control, become fully and immediately vested and exercisable and may be exercised for the remaining term of such Awards.

           Although we have no intentions of merging, consolidating or otherwise reorganizing, if we are a party to any merger, consolidation, reorganization or the like, the Omnibus Committee has the power to substitute new Awards or have the Awards be assumed by another corporation. In the event of a reclassification, stock split, combination of shares or the like, the Omnibus Committee shall conclusively determine the appropriate adjustments.

           No Award granted under the Stock Option Plan may be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and except in the case of the death or disability of an Optionee or a Participant, Awards shall be exercisable during the lifetime of the Optionee or Participant only by that individual.

           No Awards may be granted under the Stock Option Plan on or after February 14, 2013, but Awards granted prior to such date may be exercised in accordance with their terms.

           The Stock Option Plan and all Award agreements shall be construed and enforced in accordance with and governed by the laws of New York.

           As of December 31, 2003, of the 1,000,000 shares of common stock reserved for issuance under the Stock Option Plan, we have not issued any options to acquire no shares of common stock were granted under the Stock Option Plan.

OTHER

           No director or executive officer is involved in any material legal proceeding in which he is suing us or in which he will receive a benefit from the legal proceedings.


                                 CODE OF ETHICS

           As we presently have only two employees, we have not yet found the need to adopt a code of ethics. However, it is our intent to adopt such a code with respect to our executive officers once we have a minimum of 5 full-time employees.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           For a description of employment contracts with executive officers, please refer to the section entitled Executive Compensation - Employment Contracts.

    DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

           Our articles of Incorporation and By-Laws provide that our directors and officers will not be personally liable to us or our stockholders for monetary damages due to the breach of a fiduciary duty as a director or officer. New York Business Corporation Law Section 722, provides that we may indemnify any officer, director, employee or agent who is party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, provided he was acting in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The indemnification includes all actual and reasonable expenses, including attorney's fees, judgments, fines and settlement amounts. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, does not of itself prevent indemnification so long as the officer or director acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, or, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful.

           In addition, New York Business Corporation Law Section 722 provides that we may indemnify any officer, director, employee or agent who is party to any threatened, pending or completed action or suit brought by us or by our stockholders on our behalf, provided he was acting in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests. The indemnification includes all actual and reasonable expenses, including attorney's fees, judgments, fines and settlement amounts. However, indemnification is prohibited as to any suit brought in our right in which the director or officer is adjudged by a court to be liable to us.

           To the extent that the officer or director is successful on the merits in any proceeding pursuant to which such person is to be indemnified, we must indemnify him against all actual and reasonable expenses incurred, including attorney's fees.

           The foregoing indemnity provisions will limit your ability as shareholders to hold officers and directors liable and collect monetary damages for breaches of fiduciary duty, and require us to indemnify officers and directors to the fullest extent permitted by law.

           To the extent that indemnification may be available to our directors and officers for liabilities arising under the Securities Act, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth, as of June 13, 2003, information regarding the beneficial ownership of our common stock by each person we know to own five percent or more of the outstanding shares, by each of the directors and officers. As of June 13, 2003, there were 5,730,000 shares of our common stock outstanding.

           Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Generally, a person is deemed to be the beneficial owner of a security if he has the right to acquire voting or investment power within 60 days. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

                                                                    PERCENTAGE OF SHARES
                                                                     BENEFICIALLY OWNED      AFTER THE OFFERING
                                                  NUMBER OF            SHARES BEFORE             ASSUMING ALL
NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED        THE OFFERING           SHARES ARE SOLD
-------------------------------------         ------------------    ---------------------    -------------------
Frank Ferraro                                       5,000,000                91%                     64%
80 Orville Drive, Suite 100
Bohemia, NY  11716

Vincent Epifanio                                            0                 0%                      0%
80 Orville Drive, Suite 100
Bohemia, NY  11716
All Officer and Directors as a group                5,000,000                91%                     64%

      The following table sets forth information concerning the beneficial ownership of shares of our Common Stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our Common Stock as of June 13, 2003.. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of Common Stock.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with the Securities and Exchange Commission rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within sixty (60) days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our Common Stock indicated as beneficially owned by them. Percentage ownership is based on 5,730,000 shares of Common Stock outstanding as of June 13, 2003 and 2,000,000 additional shares of Common Stock to be issued in this offering.

      There is no public trading market for our shares of common stock. In addition to Mr. Frank Ferraro our President, we have one other shareholder as found below. For a discussion regarding our dividend policy as related to our common stock please see "Description of Securities."

                                                                      PERCENTAGE OF SHARES
                                                                       BENEFICIALLY OWNED      AFTER THE OFFERING
                                                  NUMBER OF              SHARES BEFORE            ASSUMING ALL
NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED          THE OFFERING          SHARES ARE SOLD
------------------------------------          ------------------      --------------------     ------------------
Frank Ferraro                                       5,000,000                  91%                    64.0%
80 Orville Drive, Suite 100
Bohemia, NY  11716

Eli Weinstein                                         500,000                   9%                     6%
596 Setun Circle
Lakewood, New Jersey 08701

                               SELLING SHAREHOLDER

           This Prospectus will also be used for the offering of additional shares of our Common Stock owned by Eli Weinstein. Mr. Weinstein may offer for sale up to 100% (500,000 shares) of his holdings in our Common Stock. Mr. Weinstein may offer for sale such shares of our Common Stock from time to time in the open market, in privately negotiated transactions or otherwise. We will not receive any proceeds from such sales. The resale of the securities by Mr. Weinstein is subject to the prospectus delivery and other requirements of the Securities Act.


                            DESCRIPTION OF SECURITIES

GENERAL

           The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and By-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of New York law.

           We are authorized to issue 20,000,000 shares of common stock, $0.0001 par value per share, of which 5,730,000 shares were issued and outstanding as of June 13, 2003.

COMMON STOCK

           Holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock. The holders of common stock do not have any pre-emptive or other subscription rights.

           Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

           As of June 13, 2003 we have five shareholders.

DIVIDEND

           We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

SHARES ELIGIBLE FOR FUTURE SALE

           Upon completion of this offering and assuming the maximum number of shares are sold, we will have 7,730,000 shares of common stock outstanding. Of these shares, 2,500,000 shares of common stock will be freely tradeable without further restriction or further registration under the Securities Act, as amended, accept for those shares purchased by an "affiliate" of CRS (in general, a person who has a control relationship with CRS) which will be subject to the limitation of Rule 144 adopted under the Securities Act. The remaining shares (5,230,000) are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act.

PREFERRED STOCK

           We are not authorized to issue any shares of preferred stock.


TRANSFER AGENT AND REGISTRAR

           Our transfer agent is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Pkwy, Atlantic Highlands , N.J. 07716. Their phone number is 732/872-2727.

RESALE RESTRICTIONS

           All of our shares of common stock issued prior to this offering are "restricted securities" as this term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the U.S. in the absence of registration other than in accordance with Rule 144 under the Securities Act of 1933, as amended, or another exemption from registration. In general, under Rule 144 as currently in effect, any of our affiliates or any person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned our common shares which are treated as restricted securities for at least one (1) year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our outstanding common shares (approximately 75,000 shares based upon the number of common shares expected to be outstanding after the offering) or the reported average weekly trading volume in our common shares during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to manner of sale restrictions and notice requirements and to the availability of current public information concerning our company. In addition, affiliates of our company must comply with the restrictions and requirements of Rule 144 (other than the one (1) year holding period requirements) in order to sell common shares that are not restricted securities (such as common shares acquired by affiliates in market transactions). Furthermore, if a period of at least two
(2) years has elapsed from the date restricted securities were acquired from us or from one of our affiliates, a holder of these restricted securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three (3) months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

           Upon closing of this offering, we intend to file a registration statement for the resale of the common shares that are authorized for issuance under our existing and new stock option plans. We expect this registration statement to become effective immediately upon filing. Shares issued pursuant to our stock option plans to U.S. residents after the effective date of that registration statement (other than shares issued to our affiliates and the employees described below) generally will be freely tradable without restriction or further registration under the Securities Act of 1933.

PRIVATE PLACEMENT

           From June through October 2002, we issued an aggregate of 500,000 shares of common stock to one individual for a total of $500,000. The proceeds from the sale were used to pay for the expenses associated with the development and introduction of our website as well as general operating expenses.

PENNY STOCK CONSIDERATIONS


           Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than US$ 5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.


                              PLAN OF DISTRIBUTION

SHARES BEING REGISTERED ON THE COMPANY'S BEHALF

           We are registering 2,000,000 shares of our common stock which shall be offered and sold on a self-underwritten basis by Mr. Frank Ferraro our Chief Executive Officer and President, or, at our discretion, by participating broker-dealers licensed by the National Association of Securities Dealers, Inc. Although we anticipate being listed on the OTC-Bulletin Board concurrently with the effectiveness of this Prospectus, we may not be. Regardless, we will offer the shares to the public at a price of $1.00 per share. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account. The offering price of the shares was arbitrarily determined by us. The offering price of the shares does not have any relationship to our assets, book value, or earnings. We reserve the right to reject any subscription in whole or in part, for any reason or for no reason. There can be no assurance that we will sell any or all of the offered shares.


           As our offering is "self-underwritten" in nature and at a fixed price of $1.00 per share, we are unsure whether we will sell any shares of common stock. As a result, we are unable at this time to determine what State, if any, offers or sales will be made. We may also seek out broker-dealers to assist us in placing our stock. Regardless of whether we place our stock ourselves or through agents, we will comply with all applicable blue sky requirements of each jurisdiction in which we ultimately offer and sell our shares. We intend to register the shares of common stock in both New York and New Jersey. We will not use the services of either Castle or Citadel Securities in offering these securities. Neither will we solicit the clients of those entities.

           Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution.

SHARES BEING REGISTERED ON THE SELLING SHAREHOLDER'S BEHALF

           We are also registering 500,000 shares of our common stock held by Mr. Eli Weinstein, the selling shareholder, on his behalf. Prior to the listing of our securities on the OTC Bulletin Board, Mr. Weinstein has agreed to sell his shares at a price of $1.00. Once our securities are listed on the OTC Bulletin Board the selling shareholder may sell some or all of such shares at any price. The shares will not be sold in an underwritten public offering.

           Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share.

           The selling shareholder and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling shareholder and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, beginning one (1) year after the shares were issued.

           Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our Common Stock offered by this prospectus may not simultaneously engage in market making activities with respect to our Common Stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling shareholder is subject to applicable provisions that limit the timing of purchases and sales of our Common Stock by the selling shareholder.

           We have informed the selling shareholder that, during such time as he may be engaged in a distribution of any of the shares we are registering by this prospectus, he is required to comply with Regulation M. In general, Regulation M precludes the selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

           Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our Common Stock to be less volatile than it would otherwise be in the absence of these transactions. We have informed the selling shareholder that stabilizing transactions permitted by Regulation M allow bids to purchase our Common Stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling shareholder and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.




                                  LEGAL MATTERS

           The validity of the shares has been passed upon for us by our counsel, Spitzer & Feldman P.C.

                                     EXPERTS

           The financial statements of Corporate Road Show.com Inc. at December 31, 2002 and December 31, 2001 appearing in this registration statement have been audited by Lazar Levine & Felix LLP our independent auditor.

           NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN GIVEN ANY INFORMATION OR HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, BY THE SELLING STOCKHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SHARES IN ANY CIRCUMSTANCES IN, WHICH SUCH OFFER, OR SOLICITATION IS UNLAWFUL.


                       WHERE YOU CAN FIND MORE INFORMATION

           The effectiveness of this registration statement will render us subject to the informational requirements of the Exchange Act, and, we will file reports, proxy statements and other information with the Securities and Exchange Commission as required by federal law. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission Investors may read and copy any of these reports, statements, and other information at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC's other public reference rooms. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms upon payment of the fees prescribed by the Securities Exchange Commission. These SEC filings are also available free at the SEC's web site at www.sec.gov.

           This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted to comply with the rules and regulations of the Securities Exchange Commission. For further information, please see the registration statement in its entirety.

                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)



                                      INDEX

                                                                                                  PAGE(S)

Independent Auditors' Report                                                                       F - 2.

Financial Statements:
   Balance Sheets as of March 31, 2003 (Unaudited) and December 31, 2002                           F - 3.
   Statements of Operations for the Cumulative Period from Inception, November 1, 1999 to
     March 31, 2003 (Unaudited), the three months ended March 31, 2003 and 2002
(Unaudited)
     and the Years Ended December 31, 2002 and 2001                                                F - 4.

   Statement of Shareholders' Equity for the Cumulative Period from Inception,
     November 1, 1999 to December 31, 2002 and the Unaudited Period from January
     1, 2003
     to March 31, 2003                                                                             F - 5.

   Statements of Cash Flows for the Cumulative Period from Inception, November
     1, 1999 to March 31, 2003 (Unaudited), the three months ended March 31,
     2003 and 2002 (Unaudited) and
     the Years Ended December 31, 2002 and 2001                                                    F - 6.

Notes to Financial Statements                                                                      F - 7.


                          INDEPENDENT AUDITORS' REPORT


To the Shareholders
Corporate Road Show.com, Inc.
Bohemia, New York


We have audited the accompanying balance sheets of Corporate Road Show.com, Inc. (a development stage company), as of December 31, 2002 and 2001, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 2002 and 2001 and the cumulative period from inception, November 1, 1999 through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Corporate Road Show.com, Inc. (a development stage company) and the results of its operations and its cash flows for the periods mentioned in conformity with accounting principles generally accepted in the United States of America.

                                                  /s/ LAZAR LEVINE & FELIX LLP
                                                  ----------------------------
                                                  LAZAR LEVINE & FELIX LLP

New York, New York
January 29, 2003

                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS


                                   - ASSETS -                                               MARCH 31,
                                                                                              2003              DECEMBER 31,
                                                                                           (UNAUDITED)             2002
CURRENT ASSETS:                                                                           ------------          -----------
   Cash                                                                                   $    134,612          $   234,044
   Prepaid expenses                                                                              1,262                  490
CURRENT ASSETS:                                                                           ------------          -----------
      TOTAL CURRENT ASSETS                                                                     135,874              234,534
CURRENT ASSETS:                                                                           ------------          -----------

EQUIPMENT, AT COST LESS ACCUMULATED DEPRECIATION OF
$1,364 AND $700 FOR 2003 AND 2002, RESPECTIVELY                                                 13,533                7,858
CURRENT ASSETS:                                                                           ------------          -----------

OTHER ASSETS:
   Deferred offering costs                                                                      25,000               15,000
   Other assets                                                                                  1,800                1,800
   Investments - long-term                                                                      13,270               34,725
                                                                                          ------------          -----------
                                                                                                40,070               51,525
                                                                                          ------------          -----------

                                                                                          $    189,477          $   293,917
                                                                                          ============          ===========
                    - LIABILITIES AND SHAREHOLDERS' EQUITY -

CURRENT LIABILITIES:
   Accounts payable and accrued expenses                                                  $      4,563          $     6,580
   Payroll taxes withheld                                                                        3,422                3,649
   Due to officer                                                                                   -                   195
                                                                                          ------------          -----------
      TOTAL CURRENT LIABILITIES                                                                  7,985               10,424
                                                                                          ------------          -----------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
   Common stock, $.0001 par value; 20,000,000 shares authorized,
      5,730,000 and 5,710,000 shares issued
      and outstanding in 2003 and 2002, respectively                                               573                  571
   Additional paid-in capital                                                                  485,447              465,449
   Deficit accumulated during the development stage                                           (291,420)            (205,619)
   Accumulated other comprehensive income (loss)                                               (13,108)              23,092
                                                                                          ------------          -----------
                                                                                               181,492              283,493
                                                                                          ------------          -----------
                                                                                          $    189,477          $   293,917
                                                                                          ============          ===========


                             See accompanying notes.

--------------------------------------------------------------------------------
                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                        CUMULATIVE DURING THE
                                          DEVELOPMENT STAGE
                                          (NOVEMBER 1, 1999
                                            TO MARCH 31,         THREE MONTHS ENDED MARCH 31,
                                                2003)             2003                 2002             YEAR ENDED DECEMBER 31,
                                            (Unaudited)         (Unaudited)        (Unaudited)         2002                2001
                                        ---------------------  -------------------------------     -------------------------------
REVENUES                                    $    53,009        $    17,245        $    13,556      $    25,189        $    10,575

COSTS AND EXPENSES:
      Production costs                           11,050                600                500            6,900              3,550
      Computer expenses                           3,268                451               --                569              1,228
      Compensation expense                      143,760             35,760             10,500           66,000             30,000
      Advertising and promotion                  36,732             21,284               --             14,400              1,048
      Professional fees                         109,713             30,435               --             78,450                175
      Other expenses                             39,906             14,516                177           21,821              2,605
                                            -----------        -----------        -----------      -----------        -----------
                                                344,429            103,046             11,177          188,140             38,606
                                            -----------        -----------        -----------      -----------        -----------
NET INCOME (LOSS)                           $  (291,420)       $   (85,801)       $     2,379      $  (162,951)       $   (28,031)
                                            ===========        ===========        ===========      ===========        ===========
INCOME (LOSS) PER SHARE:
   Basic and diluted                        $      (.06)       $      (.01)       $      --        $      (.03)       $      (.01)
                                            ===========        ===========        ===========      ===========        ===========
   Weighted average number of
    common shares outstanding                 5,278,171          5,723,333          5,200,000        5,336,989          5,200,000
                                            ===========        ===========        ===========      ===========        ===========



                             See accompanying notes.

-------------------------------------------------------------------------------
                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF SHAREHOLDERS' EQUITY

                                                                              DEFICIT
                                                                             ACCUMULATED      ACCUMULATED
                                                            ADDITIONAL       DURING THE         OTHER
                                       COMMON STOCK          PAID-IN         DEVELOPMENT    COMPREHENSIVE   SHAREHOLDERS'
                                   NUMBER        AMOUNT      CAPITAL            STAGE           INCOME         EQUITY
                               ----------      ---------    ----------       ------------   -------------   -------------
At inception,
 November 1, 1999                     --        $    --      $    --           $    --         $    --         $    --

Issuance of common units        5,200,000            520         --                --              --               520

Net loss for period ended
 December 31, 1999                   --             --           --                (623)           --              (623)
                               ----------      ----------   ----------        ----------      ----------      ----------

BALANCE AT DECEMBER 31, 1999    5,200,000            520         --                (623)           --              (103)

Officers' compensation               --             --         12,000              --              --            12,000

Net loss for year ended
December 31, 2000                    --             --           --             (14,014)           --           (14,014)
                               ----------      ----------   ----------        ----------      ----------      ----------

BALANCE AT DECEMBER 31, 2000    5,200,000            520       12,000           (14,637)           --            (2,117)

Officers' compensation               --             --         30,000              --              --            30,000

Net loss for year ended
 December 31, 2001                   --             --           --             (28,031)           --           (28,031)
                               ----------      ----------   ----------        ----------      ----------      ----------

BALANCE AT DECEMBER 31, 2001    5,200,000            520       42,000           (42,668)           --              (148)

Officers' compensation               --             --         21,000              --              --            21,000

Compensatory shares                10,000              1        9,999              --              --            10,000

Unrealized gain on
 equity securities                   --             --           --                --            23,092          23,092

Sale of common shares             500,000             50      392,450              --              --           392,500

Net loss for year ended
 December 31, 2002                   --             --           --            (162,951)           --          (162,951)
                               ----------      ----------   ----------        ----------      ----------      ----------

BALANCE AT DECEMBER 31, 2002    5,710,000            571      465,449          (205,619)         23,092         283,493

Compensatory shares                20,000              2       19,998              --              --            20,000

Unrealized loss on
 equity securities                   --             --           --                --           (36,200)        (36,200)

Net loss for three months
ended March 31, 2003
(Unaudited)                          --             --           --             (85,801)           --           (85,801)
                               ----------      ----------   ----------        ----------      ----------      ----------
BALANCE AT MARCH 31,
2003 (Unaudited)                5,730,000      $      573   $  485,447         $(291,420)     $  (13,108)     $  181,492
                               ==========      ==========   ==========        ==========      ==========      ==========

                             See accompanying notes.

-------------------------------------------------------------------------------
                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                CUMULATIVE DURING
                                                 THE DEVELOPMENT
                                                      STAGE
                                                (NOVEMBER 1, 1999                                             YEAR ENDED
                                                  TO MARCH 31,       THREE MONTHS ENDED MARCH 31,     ----------------------------
                                                      2003)            2003                2002              DECEMBER 31,
                                                  (UNAUDITED)       (UNAUDITED)        (UNAUDITED)      2002               2001
                                               -----------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS:

CASH FLOWS FROM OPERATING
ACTIVITIES:
      Net (income) loss                             $ (291,420)    $  (85,801)     $     2,379       $   (162,951)    $   (28,031)
      Adjustments to reconcile net
        income (loss) to net cash provided
        (used) by operating activities:
           Depreciation                                  1,364            664               -                 700              -
           Officer's compensation                       63,000             -            10,500             21,000          30,000
           Compensatory shares                          30,000         20,000               -              10,000              -
      Changes in assets and liabilities:
        Prepaid expenses                                (1,262)          (772)              -                (490)             -
        Investments held for sale                      (26,378)       (14,745)              -             (11,633)             -
        Accrued expenses                                 4,563         (2,017)            (334)             6,168             238
        Payroll taxes payable                            3,422           (227)              -               3,649              -
                                                    ----------     ----------       ----------         ----------      ----------
          Net cash provided (used)
            by operating activities                   (216,711)       (82,898)          12,545           (133,557)          2,207
                                                    ----------     ----------       ----------         ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of equipment                            (14,897)        (6,339)              -              (8,558)             -
      Security deposits                                 (1,800)            -                -              (1,800)             -
                                                    ----------     ----------       ----------         ----------      ----------
         Net cash (used) by
         investing activities                          (16,697)        (6,339)              -             (10,358)             -
                                                    ----------     ----------       ----------         ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Net repayment of officer's loans                      -            (195)              -                  -           (2,073)
      Offering costs                                   (25,000)       (10,000)              -             (15,000)             -
      Sale of equity units                             393,020             -                -             392,500              -
                                                    ----------     ----------       ----------         ----------      ----------
         Net cash provided (used) by
           financing activities                        368,020        (10,195)              -             377,500          (2,073)
                                                    ----------     ----------       ----------         ----------      ----------

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS                              134,612        (99,432)          12,545            233,585             134

   Cash and cash equivalents - beginning
   of period                                                -         234,044              459                459             325
                                                    ----------     ----------       ----------         ----------      ----------

CASH AND CASH EQUIVALENTS - END OF PERIOD           $  134,612     $  134,612       $   13,004        $   234,044      $      459
                                                    ==========     ==========       ==========        ===========      ===========

                             See accompanying notes.

                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001
      (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND
                               2002 IS UNAUDITED)


NOTE 1 - DESCRIPTION OF COMPANY:

         Corporate Road Show.Com Inc. (the "Company") was organized in the state of New York on November 1, 1999. The Company is presently an internet-based marketing operation which produces corporate videos available on both the worldwide web via its website or in a hardcopy format. The website serves as a portal for companies to showcase their products and market their goods and services to the business and financial communities. The Company has the capabilities to offer clients custom made "live" and "on demand" video and audio productions as well as compact disk and DVD copies by writing, shooting, editing and prepping in-house as well as hosting such presentations on its website.

         The Company is considered as being in the development stage, since its inception, in accordance with Statement of Financial Accounting Standards No. 7 ("SFAS 7"), and its fiscal year end is December 31. As shown in the accompanying financial statements, the Company has generated minimal revenues to date, and incurred cumulative losses of $291,420 through March 31, 2003.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         The Company's accounting policies are in accordance with accounting principles generally accepted in the United States of America. Outlined below are those policies considered particularly significant.

         (A) USE OF ESTIMATES:

         In preparing financial statements in accordance with accounting principles generally accepted in the United States of America, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

         (B) STATEMENTS OF CASH FLOWS:

         For purposes of the statements of cash flows the Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

         (C) FAIR VALUE:

         The Company's financial instruments currently consists of cash and cash equivalents, accounts payable and debt obligations. The recorded values of cash and cash equivalents and accounts payable approximate their fair values based on their short-term nature. The recorded values of debt obligations approximate their fair values, as interest approximates market rates.

         (D) FIXED ASSETS:

         Fixed assets are recorded at cost. Depreciation and amortization are provided on a straight-line basis over 5 years.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

(E) DEFERRED OFFERING COSTS:

         The Company, in connection with a proposed offering ("the Offering") of its securities, has incurred certain costs which have been deferred and which will be charged against the proceeds upon completion of the Offering or charged to expense in the event the Offering is not completed.

(F) REVENUE RECOGNITION:

         The Company recognizes revenue at the time that all services have been substantially completed. The Company has received equity securities in certain entities as payments for services provided for these entities. Some of these entities are newly formed, have no operating history, and the market for such securities is very limited. Since there is no assurance that these securities are marketable, the Company has not recognized any revenue upon receipt. Revenue will be recorded at the time the securities are determined to have a monetary value.

(G) INCOME TAXES:

         The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

(H) LOSS PER COMMON SHARE:

         Loss per common share was calculated by dividing the net loss by the weighted average number of shares outstanding for each period presented.

(I) STATEMENT OF COMPREHENSIVE INCOME:

         Other comprehensive income items under SFAS 130 are transactions recorded in shareholders' equity during the year, excluding net income and transactions with shareholders.

         Investments in debt and equity securities are classified as available-for-sale, held-to-maturity or as part of a trading portfolio. As of December 31, 2002 and 2001, the Company had no significant investments in securities classified as either held-to-maturity or trading. Securities classified as available-for-sale are carried at fair value and their unrealized gains and losses, net of tax, are reported as accumulated other comprehensive income (loss).

NOTE 3 - DUE TO OFFICER:

         The Company had received non-interest bearing advances from its officer/major shareholder in order to fund its operations. As of December 31, 2002 and 2001, such advances aggregated $195. The Company repaid this advance in 2003.


NOTE 4 - SHAREHOLDERS' EQUITY:

         In 1999, subsequent to inception, the company issued 5,200,000 shares of its common stock for $520.

         During 2002, the Company issued 500,000 shares of common stock at a per share price of $1.00, receiving $392,500 in net cash proceeds. The Company also issued 10,000 shares of common stock in lieu of payment of professional fees aggregating $10,000.

         In 2003 the Company issued 20,000 shares of common stock in lieu of payment of consulting fees aggregating $20,000.


NOTE 5 - INCOME TAXES:

                                               MARCH 31, 2003      DECEMBER 31,
                                                (UNAUDITED)          2002
                                               --------------     -------------
         Deferred tax assets and liabilities
         consist of the following:
         DEFERRED TAX ASSETS:
            Net operating loss carry forwards   $   67,668         $    47,745
            Less valuation allowance               (67,668)            (47,745)
                                               -----------        ------------
                                               $        -         $         -
                                               ===========        ============

         No provision for Federal and state income taxes has been recorded since the Company has incurred losses since inception. Deferred tax assets at December 31, 2002 and 2001 consist primarily of the tax effect of the net operating losses that expire in years beginning in 2011 and which amounts to approximately $133,000 at December 31, 2002. The Company has provided a 100% valuation allowance on the deferred tax assets at December 31, 2002 and 2001 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance periodically and make adjustments as warranted.


NOTE 6 - COMMITMENTS:

         LEASE:

         Effective December 1, 2002 the Company entered into a lease for office space and ancillary services. This lease requires monthly payments of $1,250 and has an initial term of 12 months.

         EMPLOYMENT AGREEMENTS:

         On January 1, 2003 the Company entered into an Employment Agreement with its Chief Executive Officer and Chairman of the Board, for a term of two (2) years commencing on such date, providing for an annual salary of $90,000. In addition to his annual salary, this officer has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by the Company, to the extent authorized by the Board.


NOTE 7 - PROPOSED PUBLIC OFFERING:

         The Company is currently preparing a registration statement for an initial public offering of its common stock. The Company intends to offer 2,500,000 shares of common stock, at $1.00 per share, which includes 500,000 shares of common stock offered by a selling stockholder. The Company will not receive any proceeds from the sale of the shares of common stock being offered by the selling shareholder.

         The shares of Company common stock will be offered and sold on a self-underwritten basis by using Company officers, directors, participating licensed broker-dealers or in private transactions.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 24.  Indemnification of Directors.

           CRS's Certificate of Incorporation permits indemnification to the fullest extent permitted by New York law. CRS's by-laws require CRS to indemnify any person who was or is an authorized representative of CRS, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of CRS, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of CRS and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. CRS shall also indemnify any person who was or is an authorized representative of CRS and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of CRS, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of CRS, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to CRS unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which any court shall deem proper. Such indemnification is mandatory under CRS's by-laws as to expenses actually and reasonably incurred to the extent that an authorized representative of CRS has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the shareholders. CRS currently does not maintain a directors and officers liability insurance policy.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling CRS pursuant to the foregoing provisions, CRS has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

           The estimated expenses of the distribution, all of which are to be borne by us, are as follows. All amounts are estimates except the Securities and Exchange Commission registration fee:

           Registration Fee......................   $     230
           Printing and Engraving Expenses.......   $   5,000
           Accounting Fees and Expenses..........   $  25,000
           Legal Fees and Expenses...............   $  60,000
           Transfer Agent's Fees and Expenses....   $   1,500
           Miscellaneous.........................   $   8,270
              Total..............................   $ 100,000

Item 26.  Recent Sale of Unregistered Securities.

           Set forth below is information regarding the issuance and sales of CRS' common stock without registration during the last three (3) years. No such sales involved the use of an underwriter.

1. On November 1, 1999, we were incorporated pursuant to the New York Business Corporation Law. Upon our incorporation 5,000,000 shares were issued to our founding shareholder for consideration of $500 and 200,000 shares were issued to his wife for consideration of $20. This transaction by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

2. In June 2002 we issued 250,000 shares of common stock to Eli Weinstein, an accredited investor, for consideration of $250,000. In October 2002 we issued 250,000 shares of common stock to Mr. Weinstein for $250,000. We paid a finder's fee to Five Flags, Inc. of $100,000. Five Flags, Inc., a consultant to CRS, is not a registered broker-dealer. These issuances of shares of common stock to Mr. Weinstein by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

3 In November 2002 we issued 10,000 shares of common stock to David Kagel as consideration for services rendered. Mr. Kagel assisted us in the preparation of the June 1, 2002 private placement memorandum. We valued his services at $10,000. Such offering was exempt from the registration requirement under the Securities Act pursuant to Section 4(2) thereof. Mr. Kagel is an accredited investor. This transaction did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

4. In February of 2003 we issued 20,000 shares to Benjamin Lapin as part of a finder's fee arrangement we had with Mr. Lapin, a non-accredited. Mr. Lapin introduced us to Dynamic Distribution Corp. which resulted in an agreement with Dynamic but no realization of revenue to date. Mr. Lapin, in addition to having access to the books and records of CRS as well as ample access to our management, was considered sophisticated enough to understand the risks of an investment in our company. This transaction did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.


ITEM 26.  EXHIBITS

        EXHIBIT NO.                             DESCRIPTION

           3.1    Certificate of Incorporation of the Registrant
           3.2    By-laws of the Registrant
           4.1    Specimen Common Stock Certificate
           5.1 Opinion of Spitzer & Feldman P.C. with respect to the validity of the shares
           10.1   American Express Agreement
           10.2   HQ Lease
           10.3   2003 Omnibus Stock Option Agreement, dated
                  February 14, 2003*
           10.5   Form of Subscription Agreement*
           10.6   Ferraro Employment Agreement
           10.7   Overture Services, Inc.  Agreement
           10.8   Dynamic Distribution Corp. Agreement, dated
                  February 11, 2003
           23.1   Consent of Lazar, Levine & Felix LLP
           23.2   Consent of Spitzer & Feldman P.C.  (included in Exhibit 5.1)

      * To be filed by amendment.

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Item 27.  Undertakings.

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

           (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement or most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                     II - 3

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                                   SIGNATURES

           In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on June 23, 2003.



                              CORPORATE ROAD SHOW.COM INC.
New York, New York
June 23, 2003

                              By: /s/ Frank Ferraro
                                  -------------------------------------
                                  Frank Ferraro
                                  Chairman, Principal Financial Officer
                                  and Chief Executive Officer



                                     II - 4
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